Exhibit 5.1
(269) 337-7700 Fax: (269) 337-7701

April 29, 2020
CHF Solutions, Inc.
12988 Valley View Road
Eden Prairie, Minnesota 55344
Re:  Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to CHF, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of an aggregate of 6,726,506 shares (the “Registration Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), of which all Registration Shares are issuable upon the exercise of certain common stock purchase warrants (the “Warrants”). The Warrants were issued pursuant to a Securities Purchase Agreement, dated March 19, 2020, by and among the Company and Anson Investments Master Fund LP, Empery Asset Master, LTD, Empery Tax Efficient, LP, and Empery Tax Efficient II, LP and a Securities Purchase Agreement, dated March 30, 2020, by and among Anson Investments Master Fund LP, Empery Asset Master, LTD, Empery Tax Efficient, LP, and Empery Tax Efficient II, LP.
For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. In addition, in rendering this opinion, we have assumed that the Common Stock will be offered in the manner and on the terms identified or referred to in the Registration Statement, the accompanying base prospectus and the prospectus supplement, including all supplements and amendments thereto.
Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and Delaware corporate law.
Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the 1,794,906 shares of Common Stock have been duly authorized by the Company and upon the exercise of the Warrants in accordance with their terms, as applicable, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Honigman LLP
HONIGMAN LLP